Exhibit 99.1

FOR IMMEDIATE RELEASE
Michael J. Schall Chief Financial Officer (650) 849-1600	Mary C. Jensen Director of Investor Relations (650) 849-1656

Essex Announces Sale of Perpetual Preferred Shares

Palo Alto, California - September 18, 2003 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, announced today that it has entered into an agreement to sell 1,000,000 shares of its Series F Cumulative Redeemable Preferred Shares ("Series F Preferred Stock") to institutional investors advised by Lend Lease Rosen Real Estate Securities, LLC. The Series F Preferred Stock will pay quarterly distributions at the rate of 7.8125 percent per year and will be redeemable by the Company on or after September 23, 2008. The Series F Preferred Stock will rank at parity with other series of Essex's authorized classes of preferred stock and is not convertible into Essex common stock. CS Securities, Inc., a Chadwick Saylor company, acted as the placement agent for the financing.

The Series F Preferred Stock is being offered at a fixed price of $24.664 per share, a discount from the $25.00 per share liquidation value of the shares. This discount is the result of the Series F Preferred Stock not accruing distributions from the anticipated closing date of September 23, 2003 through November 25, 2003.

Michael J. Schall, Essex's Chief Financial Officer, commented that, "Essex anticipates using the net proceeds from the sale of the Series F Preferred Stock to redeem the Company's 9.125% Series C Cumulative Redeemable Preferred Units that become callable on or after November 24, 2003." Mr. Schall continued, "This transaction may well be the first of several preferred unit redemption transactions that could occur within the next year. These transactions, if and when completed, have the potential to significantly lower the Company's cost of equity capital."

The shares of Series F Preferred Stock are being issued under a shelf registration filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 117 multifamily properties (25,095 units), and has 1,368 units in various stages of development.

Additional information about Essex, and copies of the prospectus and the prospectus supplement, can be found on the Company's web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

The statements which are not historical facts contained in this release such as the Company's beliefs and expectations regarding future financing transactions, the impact of such transactions, if any, on the Company's cost of equity capital, the Company's expectations regarding the use of proceeds from future financing transactions, and the timing and magnitude of future financing transactions are forward looking statements that involve risks and uncertainties which could cause actual results to be different than such forward looking statements including, but not limited to, market demand, the effect of changes in economic conditions, the effect of changes in interest rates and the demand for the Company's securities, the impact of competition and competitive pricing, the results of financing efforts, the effect of the Company's accounting policies and other risks detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements and reasons why results may differ included in this press release are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.

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